SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Fox Entertainment Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOX ENTERTAINMENT GROUP, INC.

Notice of Annual Meeting of Stockholders

To the Stockholders of Fox Entertainment Group, Inc.:

The Annual Meeting of Stockholders of Fox Entertainment Group, Inc. (the “Company”) will be held at the Citibank Auditorium, 399 Park Avenue, 12th Floor, New York, New York, at 10:00 a.m., local time, on November 21, 2002, for the following purposes:

1.	To elect the Board of Directors for the ensuing year.

2.	To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending June 30, 2003.

3.	To transact such other business as may properly come before the meeting.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on October 7, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 1211 Avenue of the Americas, New York, New York 10036.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

By Order of the Board of Directors
LAWRENCE A. JACOBS
Secretary

New York, New York
October 11, 2002

FOX ENTERTAINMENT GROUP, INC.
1211 Avenue of the Americas
New York, New York 10036

(212) 852-7111

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Fox Entertainment Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on November 21, 2002, at the Citibank Auditorium, 399 Park Avenue, 12th Floor, New York, New York, and any adjournment thereof.

This proxy statement and accompanying proxy card are being mailed commencing on or about October 11, 2002 to stockholders of record of the Company at the close of business on October 7, 2002.

VOTING SECURITIES; PROXIES

The Company has two classes of common stock, Class A common stock (“Class A Common Stock”) and Class B common stock (“Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”). Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share, on all matters to be voted on by stockholders. A majority of all of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the votes cast, present in person or represented by proxy at the Annual Meeting, is required for election of the nominees as directors. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. In all matters other than the election of directors, a majority of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, is required. An inspector of election appointed for the meeting shall determine the number of votes cast by holders of Common Stock for all matters.

The form of proxy solicited by the Board of Directors affords stockholders the choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Class A Common Stock and Class B Common Stock, represented by the proxy, will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not effect the outcome of the election of directors or the ratification of the appointment of the independent public accountants. With respect to all other matters to be voted on by stockholders at the Annual Meeting, abstentions will have the same effect as “no” votes, and broker non-votes will have no effect on the outcome of the vote.

All shares of Class A Common Stock and Class B Common Stock, represented by properly executed proxies which are returned and not revoked, will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Class A Common Stock and Class B Common Stock represented by such proxy will be voted FOR the Board’s nominees for director, and FOR the ratification of the appointment of Ernst & Young LLP and in accordance with the proxy-holder’s best judgment as to any other matters raised at the Annual Meeting.

A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

At the close of business on October 7, 2002, 302,436,375 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock were outstanding and eligible for voting at the meeting. Only stockholders of record at the close of business on October 7, 2002 are entitled to notice of, and to vote at, the meeting.

As of October 7, 2002, FEG Holdings, Inc., an indirect wholly-owned subsidiary of The News Corporation Limited (“News Corporation”), owned 177,636,375 shares of Class A Common Stock and all 547,500,000 shares of Class B Common Stock of the Company, representing in the aggregate 85.32% of the equity and 97.84% of the voting power of the Company.

FEG Holdings, Inc. has advised the Company that it intends to vote all of its shares of Class A Common Stock and Class B Common Stock in favor of the election of the nominated directors and the ratification of the appointment of the independent public accountants. Such action by FEG Holdings, Inc. will be sufficient to elect such directors and ratify the appointment of the independent public accountants without any action on the part of any other holder of Common Stock.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally, by facsimile and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others, to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The bylaws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to “Security Ownership of Certain Beneficial Owners and Management” for information pertaining to stock ownership by the nominees.

Name of Nominee	Age	Position
K. Rupert Murdoch	71	Chairman and Chief Executive Officer
Peter Chernin	51	President, Chief Operating Officer
David F. DeVoe	55	Senior Executive Vice President, Chief Financial Officer
Lachlan K. Murdoch	31	Director
Arthur M. Siskind	63	Senior Executive Vice President, General Counsel
Christos M. Cotsakos	54	Director
Thomas W. Jones	53	Director

Biographical Information

K. Rupert Murdoch has been a Director of the Company since 1985, Chairman since 1992 and Chief Executive Officer of the Company since 1995. Mr. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and Director and Chief Executive of News Corporation since its formation in 1979. Mr. Murdoch has served as a Director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a Director of News International plc, News Corporation’s principal subsidiary in the United Kingdom, since 1969, and a Director of News America Incorporated, News Corporation’s principal subsidiary in the United States (“NAI”), since 1973. Mr. Murdoch has served as a Director of STAR since 1993 and Chairman from 1993 to 1998, as a Director of British Sky Broadcasting Group plc (“BSkyB”) since 1990 and Chairman since June 1999. Mr. Murdoch is also a member of the board of directors of Gemstar-TV Guide International, Inc. (“Gemstar”) and China Netcom Corporation (Hong Kong) Limited.

Peter Chernin has been a Director and President and Chief Operating Officer of the Company since 1998. Mr. Chernin has been a Director, President and Chief Operating Officer of News Corporation and a Director, Chairman and Chief Executive Officer of NAI, since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment (“FFE”) from 1994 until 1996, Chairman of Twentieth Century Fox Film Corporation from 1992 until 1994 and President of Fox Broadcasting Company (“FOX”) from 1989 until 1992. Mr. Chernin served as a Director of TV Guide, Inc. from 1999 until July 2000 and has served as a director of Gemstar since April 2002. Mr. Chernin has served on the Advisory Board of PUMA AG since 1999 and as a Director of E*TRADE Group, Inc. since 1999.

David F. DeVoe has been a Director of the Company since 1991 and Senior Executive Vice President and Chief Financial Officer of the Company since 1998. Mr. DeVoe has been a Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President of News Corporation since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996. Mr. DeVoe has been a Director of NAI since 1991 and a Senior Executive Vice President since January 1998. Mr. DeVoe served as Executive Vice President of NAI from 1991 to 1998. Mr. DeVoe has been a Director of Gemstar since 2001, NDS Group plc since 1996, BSkyB since 1994 and STAR since 1993.

Lachlan K. Murdoch has been a Director of the Company since February 2002. Mr. Murdoch has been an Executive Director of News Corporation since 1996 and Deputy Chief Operating Officer since 2000. Mr. Murdoch served as a Senior Executive Vice President of News Corporation from 1999 until 2000. Mr. Murdoch has been a Director of News Limited since 1995, Chairman since 1997 and served as Chief Executive from 1997 to 2000, Managing Director from 1996 until 1997 and Deputy Chief Executive from 1995 to 1996. Mr. Murdoch has served as Chairman of Queensland Press Limited since 1996 and a Director since 1994. Mr. Murdoch has been Deputy Chairman of STAR since 1995. Mr. Murdoch has been a Director of NDS Group plc since February 2002, a Director of Gemstar since 2001 and a Director of FOXTEL Management since 1998.

Arthur M. Siskind has been a Director and Senior Executive Vice President and General Counsel of the Company since 1998. Mr. Siskind has been a Director and Group General Counsel of News Corporation since 1991 and a Senior Executive Vice President of News Corporation since 1996. Mr. Siskind served as Executive Vice President of News Corporation from 1991 until 1996. Mr. Siskind has been a Director of NAI since 1991 and a Senior Executive Vice President since 1998. Mr. Siskind served as an Executive Vice President of NAI from 1991 to 1998. Mr. Siskind has been a Director of NDS Group plc since 1996, STAR since 1993 and BSkyB since 1992. Mr. Siskind has been a member of the Bar of the State of New York since 1962.

Christos M. Cotsakos has been a Director of the Company since 1999. Dr. Cotsakos has been President, Chief Executive Officer and a Director of E*TRADE Group, Inc. since 1996 and Chairman of its board of directors since 1998. Prior to joining E*TRADE Group, Inc., he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from 1995 to 1996, as President and Chief Executive Officer of Nielsen International from 1993 to 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from 1992 to 1993.

Thomas W. Jones has served as a Director of the Company since 2001. Mr. Jones has been the Chairman and Chief Executive Officer of Citigroup Global Investment Management since 1999. He is also Chairman and Chief Executive Officer of Citigroup Asset Management. Mr. Jones served as Executive Vice President of Finance and Planning, and Chief Financial Officer for TIAA-CREF between 1989-1993, President and Chief Operating Officer from 1993 to 1997 and Vice Chairman and Director from 1995 to 1997, when he joined Travelers Group as Vice Chairman and Director. He is also a Director of Federal Home Loan Mortgage Corporation, Philip Morris Companies, Inc. and a Trustee of Cornell University.

The Board of Directors recommends that you vote in favor of the election of each of the nominees named above for election to the Board of Directors.

Committees of the Board—Board Meetings

The Company’s Board of Directors held three meetings during the fiscal year ended June 30, 2002. Directors who are employees of the Company or News Corporation do not receive any compensation for their services as Directors or members of committees of the Board of Directors. For the fiscal year ended June 30, 2002, Directors who were not employees of the Company or News Corporation were compensated for their services as Directors by an annual retainer of $30,000 and $1,000 for attendance at each Board meeting and each meeting of the committee of the Board on which they serve. All Directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors.

The Board of Directors has established an audit and a remuneration committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report.

The Audit Committee of the Board of Directors currently consists of Christos M. Cotsakos and Thomas W. Jones. The Audit Committee, under applicable New York Stock Exchange (“NYSE”) rules and the Company’s Audit Committee Charter, is to consist of three members. The Company’s Board of Directors intends to fill the vacancy on the Audit Committee in the near future. The Audit Committee held seven meetings during the fiscal year ended June 30, 2002. Dr. Cotsakos and Mr. Jones participated in all seven meetings. Dr. Laura D’Andrea Tyson was a member of the Audit Committee and participated in one meeting prior to her resignation from the Board. Mr. Jones is a senior officer of Citigroup, Inc. The Company and News Corporation have engaged subsidiaries of Citigroup for various depositary and commercial and investment banking services, including acting as agent in certain transactions. Management believes that any banking and depositary fees negotiated and paid to Citigroup and its subsidiaries are in line with terms and fees made and paid by both the Company and other corporations to other banking institutions for similar services. Mr. Jones, in his capacity as Chairman and Chief Executive Officer of Citigroup Global Investment Management and Citigroup Asset Management, is responsible for investment management and related services and does not have significant responsibilities or duties regarding commercial and investment banking services and depositary services. After determining all relevant facts and circumstances, the Board has concluded that Mr. Jones’ relationship with the Company is not material and that Mr. Jones qualifies as an “independent” director as defined by the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and the corporate governance reforms recently proposed by the NYSE.

The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities. The primary duties and responsibilities of the Audit Committee, as set forth in more detail in its Charter, are: to review the financial reports and other financial information provided by the Company to any governmental body or the public; to review the Company’s systems of internal controls regarding finance and accounting that management and the Board have established; to review the Company’s auditing, accounting and financial reporting processes generally; to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; to review and appraise the audit efforts of the Company’s independent accountants and corporate audit departments; to provide an open avenue of communication among the independent accountants, financial and senior management, the corporate audit department, and the Board of

Directors; and to advise the Board of Directors on any other requested issues and such other duties as the Board of Directors may designate from time to time. The Audit Committee Charter is reviewed annually. See “Report of the Audit Committee.”

Report of the Audit Committee

In accordance with its written charter, approved by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. As part of the Audit Committee’s meetings, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent accountants prior to the filing of the respective Quarterly Report on Form 10-Q.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants (i) a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the accountants any relationships that may impact their objectivity and independence, and (iii) considered whether the non-audit fees billed to the Company by Ernst & Young LLP are compatible with maintaining the accountants’ independence. The Audit Committee also discussed with management, the corporate auditors and the independent accountants the quality and adequacy of the Company’s internal controls and the corporate audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the corporate auditors their identification of audit risks, audit plans and audit scope.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent accountants’ audit of the financial statements. The Audit Committee also discussed the results of the corporate audit activities.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2002 with management and the independent accountants. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent accountants, and the Board concurred in such recommendation.

The Audit Committee Charter provides that one of the duties of the Audit Committee is to provide advice to the Board of Directors in selecting, evaluating and replacing the independent accountants. In performing that duty, the Audit Committee approved the dismissal of Arthur Andersen LLP in April 2002 and this action was ratified by the Company’s Board of Directors. The Audit Committee simultaneously recommended the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ended June 30, 2002, and this action was approved by the Company’s Board of Directors.

The Audit Committee:

Dr. Christos M. Cotsakos (Chairman)
Thomas W. Jones

The Remuneration Committee of the Board of Directors currently consists of K. Rupert Murdoch and Peter Chernin. The Remuneration Committee did not hold any formal meetings during the fiscal year ended June 30, 2002. The Committee is to review and make recommendations to the Chief Executive Officer on the remuneration of the senior executive officers and such other duties as the Board of Directors may designate from time to time.

The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole.

There is no family relationship between any of the directors or executive officers of the Company and any other director or executive officer of the Company except that Lachlan K. Murdoch is a son of K. Rupert Murdoch. The Company’s executive officers serve in such capacity at the pleasure of the Board of Directors.

EXECUTIVE OFFICERS AND SENIOR EXECUTIVES OF THE COMPANY

The names and ages of the executive officers of the Company as of October 7, 2002 and their positions with the Company are as follows:

Executive Officers	Age	Position
K. Rupert Murdoch	71	Chairman and Chief Executive Officer
Peter Chernin	51	President, Chief Operating Officer
David F. DeVoe	55	Senior Executive Vice President, Chief Financial Officer
Lachlan K. Murdoch	31	Director
Arthur M. Siskind	63	Senior Executive Vice President, General Counsel

All of the Executive Officers of the Company are also executive officers of News Corporation. As executive officers of News Corporation, the Executive Officers of the Company continue to render services to News Corporation.

The biographical description of each Executive Officer is set forth under “Election of Directors” above.

For the fiscal year ended June 30, 2002, no amount of compensation was paid or accrued by the Company for the account of the Executive Officers of the Company, and no amount of compensation was paid or accrued to News Corporation with respect to the services of the Executive Officers. Information regarding the compensation received by the Executive Officers for their services to News Corporation and its subsidiaries will be included in the Annual Report of News Corporation on Form 20-F for the fiscal year ended June 30, 2002.

The Senior Executives of the Company (in addition to persons identified as Executive Officers above) are as follows:

Senior Executives	Age	Position
Roger Ailes	62	Chairman and Chief Executive Officer of Fox News Channel
James N. Gianopulos	50	Chairman of Fox Filmed Entertainment
Sandy Grushow	42	Chairman of the Fox Television Entertainment Group
David Hill	56	Chairman and Chief Executive Officer of Fox Sports Television Group
Thomas E. Rothman	47	Chairman of Fox Filmed Entertainment
Mitchell Stern	48	Chairman and Chief Executive Officer of Fox Television Stations
Anthony J. Vinciquerra	48	President and Chief Executive Officer of the Fox Networks Group

Set forth below is a brief biographical description of the Senior Executives who are not Executive Officers of the Company:

Roger Ailes has served as Chairman and Chief Executive Officer of FOX News Channel since 1996. Prior to joining FOX in 1996, Mr. Ailes was President of CNBC since 1993 and also served as President of America’s Talking, an information talk channel that later became MSNBC.

James N. Gianopulos has been Chairman of FFE since July 2000. He shares the position with Thomas E. Rothman. Mr. Gianopulos was President of Twentieth Century Fox International from 1994 until July 2000 overseeing both the Theatrical and the Home Entertainment units. Mr. Gianopulos was President of International and Pay Television for Twentieth Century Fox from 1992 to 1994. Mr. Gianopulos serves on the Boards of the USC Entertainment Technology Committee and KCRW for National Public Radio.

Sandy Grushow has served as Chairman of the FOX Television Entertainment Group, overseeing both FOX broadcast network and Twentieth Century Fox Television since 1999. Mr. Grushow served as President of Twentieth Century Fox Television from 1997 until 1999. From 1995 to 1997, Mr. Grushow was President of TELE-TV, an interactive television and broadband programming service. Prior to joining TELE-TV, Mr. Grushow was President of the FOX Television Network Entertainment Group from 1992 until 1994.

David Hill has served as Chairman and Chief Executive Officer of Fox Sports Television Group since 1999. Mr. Hill served as Chairman and Chief Executive Officer of FOX from 1997 until 1999 and served as President of Fox Sports, a division of Fox Television, from 1993 to 1999. From 1996 until 1997, Mr. Hill served as Chief Operating Officer of Fox Television. In addition, Mr. Hill has served as Chairman of Fox Sports Networks since 1996. From 1996 through 1997, Mr. Hill also served as Fox Sports Networks’ Chief Executive Officer.

Thomas E. Rothman has been Chairman of FFE since July 2000. He shares the position with James N. Gianopulos. Mr. Rothman previously served as President of Twentieth Century Fox Film Group from January to August 2000, and was President of Twentieth Century Fox Production from 1995 to 2000. In 1994, he was the founder and first President of Fox Searchlight Pictures. Mr. Rothman also serves as a member of the board of directors of the Sundance Institute.

Mitchell Stern has been Chairman and Chief Executive Officer of Fox Television Stations since 1998. Mr. Stern was President and Chief Operating Officer of Fox Television Stations, Inc. from 1993 to 1998.

Anthony J. Vinciquerra has served as President and Chief Executive Officer of the Fox Networks Group since June 2002. Mr. Vinciquerra joined the Company in December 2001 as President of the FOX Television Network. Prior to joining the Company, Mr. Vinciquerra served as Executive Vice President and Chief Operating Officer of Hearst-Argyle Television since 1999. Mr. Vinciquerra joined Hearst Corporation’s broadcasting group as Group Executive in 1997 and became Executive Vice President of Hearst-Argyle later that year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is stock ownership information as of October 1, 2002 as to each person who owns, or is known by the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), more than five percent of the Common Stock of the Company, and the number of shares of Common Stock owned by its Directors and by all Executive Officers and Directors as a group. Other than News Corporation, the persons named below own only Class A Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
News Corporation(1)	725,136,375	(2)	85.32%
K. Rupert Murdoch(3)	5,000		*
Peter Chernin	4,444		*
David F. DeVoe	4,000		*
Lachlan K. Murdoch	—		—
Arthur M. Siskind	4,000		*
Christos M. Cotsakos	40,000		*
Thomas W. Jones	5,000		*
All Directors and Executive Officers as a group (7 persons)	62,444		*

(1)
Such shares are held by FEG Holdings, Inc., an indirect wholly-owned subsidiary of News Corporation. The principal executive offices of News Corporation are located at 2 Holt Street, New South Wales, Australia 2010.

(2)
Consists of 177,636,375 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock. The shares of Class B Common Stock are convertible on a 1:1 basis at the option of the holder into shares of Class A Common Stock.

(3)
Mr. Murdoch owns voting preferred stock representing 76% of the voting power of the Company’s subsidiary, Fox Television Holdings, Inc. See “Ownership of Fox Television Holdings, Inc.” under the caption “Certain Relationships and Related Transactions.”

*	Less than one percent.

Set forth below is information as of October 1, 2002 as to the beneficial ownership of the outstanding Ordinary Shares of News Corporation (the only class of shares of News Corporation generally entitled to voting rights) by each person who at such time owned more than five percent thereof, by the Company’s Directors and Executive Officers and by all of the Directors and Executive Officers of the Company as a group. The following table does not include beneficial ownership of Preferred Limited Voting Ordinary Shares of News Corporation (“Preferred Ordinary Shares”), which do not carry a right to vote for directors generally.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Cruden Investments Pty. Limited	623,718,031	(1)	30%
K. Rupert Murdoch	623,718,031	(1)(2)	30%
Peter Chernin	—	(3)	—
David F. DeVoe	—	(4)	—
Lachlan K. Murdoch	11,702	(5)	*
Arthur M. Siskind	27,821	(6)	*
Christos M. Cotsakos	—		—
Thomas W. Jones	—		—
All Directors and Executive Officers of the Company as a group (7 persons)	623,757,554		30%

(1)
Includes Ordinary Shares owned by (i) Mr. Murdoch, (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities and

(iii) corporations, including a subsidiary of Cruden, which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of shares of News Corporation owned by such persons and entities and Mr. Murdoch’s positions as Chairman and Chief Executive of News Corporation and Chairman and Chief Executive Officer of the Company, Mr. Murdoch may be deemed to control the operations of News Corporation and the Company. In addition, Mr. Murdoch, Cruden Investments Pty. Limited and such other entities beneficially own 220,039,257 Preferred Ordinary Shares. The address of Cruden Investments Pty. Limited is Level 2, 306 Little Collins Street, Melbourne, Victoria, Australia.

(2)	Mr. Murdoch has been granted options to purchase 24,000,000 Preferred Ordinary Shares, of which 18,000,000 are currently exercisable or become exercisable within 60 days.

(3)
Mr. Chernin has been granted options to purchase 17,275,000 Preferred Ordinary Shares, of which 11,375,000 are currently exercisable or become exercisable within 60 days. Mr. Chernin has also been granted 1,000,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation’s Annual General Meeting to be held on October 9, 2002.

(4)
Mr. DeVoe has been granted options to purchase 3,190,000 Preferred Ordinary Shares, of which 2,050,000 are currently exercisable or become exercisable within 60 days. Mr. DeVoe has also been granted 480,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation’s Annual General Meeting to be held on October 9, 2002.

(5)
In addition, Mr. L. K. Murdoch beneficially owns 895 Preferred Ordinary Shares and has been granted options to purchase 3,300,000 Preferred Ordinary Shares, of which 2,205,000 are currently exercisable or become exercisable within 60 days. Mr. L. K. Murdoch has also been granted 340,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation’s Annual General Meeting to be held on October 9, 2002.

(6)
In addition, Mr. Siskind beneficially owns 50,143 Preferred Ordinary Shares and has been granted options to purchase 3,660,000 Preferred Ordinary Shares, of which 2,520,000 are currently exercisable or become exercisable within 60 days. Mr. Siskind has also been granted 480,000 Preferred Ordinary Shares subject to the approval of shareholders at News Corporation’s Annual General Meeting to be held on October 9, 2002.

*	Less than one percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and News Corporation

Business Relationships

News Corporation and its subsidiaries have, in the past, engaged in a broad range of relationships with the Company and its subsidiaries. These relationships have included the purchase by programming platforms owned, in whole or in part, by News Corporation of programming created or owned by the Company; the purchase by the Company of television and movie rights related to books published by HarperCollins Publishers Inc. or other News Corporation publications; the purchase of advertising in free-standing inserts or other publications of News Corporation; and the purchase of certain television broadcasting equipment services from News Corporation. The Company believes that the terms and conditions of all such arrangements are fair and reasonable.

Master Intercompany and Other Agreements

For purposes of governing certain on-going relationships between the Company and News Corporation, the Company and News Corporation have entered into various agreements and relationships, including those described below. The agreements described below were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm’s-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

The following descriptions summarize all material terms of such agreements.

Master Intercompany Agreement

The Company and News Corporation have entered into a Master Intercompany Agreement which provides, among other things, for certain agreements governing the relationship between the Company and News Corporation. The consideration for each of the services and other arrangements set forth in the Master Intercompany Agreement have been mutually agreed upon between News Corporation and the Company based upon allocated costs, provided that all such consideration and any material arrangements are subject to the approval of the respective Audit Committees of the Company’s and News Corporation’s Boards of Directors. For the fiscal year ended June 30, 2002, no amount was paid or accrued by the Company to or for the account of News Corporation for services under the Master Intercompany Agreement other than the amounts set forth under “Cash Management and Financing.”

Cash Management and Financing

Pursuant to the Master Intercompany Agreement, the Company may utilize the worldwide treasury and cash management function, including the use of bank overdraft facilities, of News Corporation and its subsidiaries, subject to certain limitations. In addition, the Company’s cash balances are available to News Corporation and its subsidiaries. From November 11, 1998, interest on outstanding intercompany balances (see “Intercompany Debt”) has been charged at commercial market rates not exceeding News Corporation’s average cost of borrowings as set forth in the Master Intercompany Agreement. At June 30, 2002, the intercompany interest rate approximated 8%. The Company and News Corporation further agreed that intercompany cash balances shall be payable on June 30, 2008, or such later date as the Company and News Corporation agree.

Executive Officer Services

The Master Intercompany Agreement provides that News Corporation or its subsidiaries will make available to the Company the services of Messrs. K. Rupert Murdoch, the Company’s Chairman and Chief Executive Officer; Peter Chernin, the Company’s President and Chief Operating Officer; David F. DeVoe, the Company’s Senior Executive Vice President and Chief Financial Officer; and Arthur M. Siskind, the Company’s Senior Executive Vice President and General Counsel, and such other employees of News Corporation as the Company and News Corporation may from time to time designate.

Although it is contemplated that such executives will spend a considerable portion of their business time in connection with the business of the Company, they will also be engaged in activities for News Corporation not related directly to the business of the Company. In addition, pursuant to the Master Intercompany Agreement, News Corporation may terminate the availability of the services of such executives upon notice to the Company.

Services of Company Employees

The Master Intercompany Agreement provides that News Corporation and its subsidiaries may from time to time request certain employees of the Company to devote time to the business activities of News Corporation, its subsidiaries and affiliated and associated companies.

Facility Arrangements

Certain of the Company’s facilities are or may in the future be located on premises owned or leased by News Corporation, or entities in which News Corporation has an interest. Furthermore, certain facilities of News

Corporation, or entities in which News Corporation has an interest, are or may in the future be located on premises owned or leased by the Company. The Master Intercompany Agreement provides that News Corporation and its subsidiaries, on the one hand, and the Company, on the other hand, will permit each other to use all or a portion of their respective premises.

Employee Matters

The Master Intercompany Agreement provides that certain employees of the Company may from time to time continue to be eligible to participate in stock option and other employee benefit plans maintained by News Corporation and its subsidiaries. The Company will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the businesses owned and operated by the Company and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses.

Insurance

The Master Intercompany Agreement provides that News Corporation or its subsidiaries will provide insurance coverage on behalf of the Company against certain risks and in amounts of coverage consistent with current coverages or as otherwise may be agreed between them. The Master Intercompany Agreement further provides that News Corporation will not be obligated to maintain any type or amount of coverage.

Services

The Master Intercompany Agreement provides that News Corporation and its subsidiaries will continue to provide various services to each other, including material procurement, transportation and financial and administrative services.

Trademarks

The Master Intercompany Agreement provides that News Corporation and its subsidiaries and the Company will be granted a royalty-free license to use certain trademarks and service marks of the Company and that the Company will be granted a royalty-free license to use certain trademarks and service marks of News Corporation and its subsidiaries. The Master Intercompany Agreement also provides that the license granted by News Corporation to the Company may be terminated at any time by News Corporation.

Indemnities by the Company

News Corporation or its subsidiaries have, in the past, given certain guarantees or made commitments relating to the businesses that are conducted by the Company. These include commitments made in connection with film rights agreements and funding and other obligations. The Master Intercompany Agreement provides that the Company will assume all such obligations and commitments, and will indemnify and hold News Corporation and its subsidiaries harmless from and against all liabilities arising from any default thereunder.

Indemnities by News Corporation

The Master Intercompany Agreement provides that News Corporation will indemnify and hold the Company and its subsidiaries harmless from and against any and all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than the Company) which have been guaranteed by the Company or its subsidiaries or will be guaranteed by the Company in the future.

Tax Sharing Agreement

The Company and certain of its subsidiaries are included in the consolidated group of News Publishing Australia Limited, the principal U.S. subsidiary of News Corporation, for U.S. federal income tax purposes (the “Consolidated Group”) as well as in certain consolidated, combined or unitary groups which include News Publishing Australia Limited and/or certain of its subsidiaries (the “Combined Group”) for state and local income tax purposes. The Company and News Publishing Australia Limited have entered into a tax sharing agreement (the “Tax Sharing Agreement”). Pursuant to the Tax Sharing Agreement, the Company and News Publishing Australia Limited generally will make payments between them in order to allocate the tax liabilities and tax attributes of the Consolidated Group or any Combined Group. Losses and other future tax benefits of the Company and its subsidiaries actually availed of to reduce the tax liabilities of the Consolidated Group or Combined Group and any taxes actually paid by the Company and its subsidiaries included in such Groups will be taken into account for this purpose. The Company and News Publishing Australia Limited will cooperate in preparing any tax return filed with respect to the Consolidated Group or any Combined Group.

News Publishing Australia Limited is primarily responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group, as well as for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. The Company is responsible for preparing and filing any tax returns that include only the Company and its subsidiaries and for any taxes with respect to such tax returns.

In general, the Company and its included subsidiaries will be included in the Consolidated Group for so long as News Publishing Australia Limited beneficially owns at least 80% of the total voting power and value of the outstanding stock of the Company. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and News Publishing Australia Limited, during the period in which the Company is included in the Consolidated Group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the Consolidated Group.

Intercompany Debt

The Company had approximately $1.4 billion of indebtedness to affiliates of News Corporation as of June 30, 2002 (approximately $3.4 billion was the largest aggregate amount of such indebtedness in the fiscal year ended June 30, 2002). This intercompany indebtedness constitutes unsecured, general obligations of the Company and matures on June 30, 2008. The intercompany indebtedness bears interest at a rate equal to the average cost of long-term debt of News Corporation (currently 8% per annum), adjusted annually.

Credit Arrangements

News Corporation and certain of its subsidiaries, including the Company, are guarantors of various debt obligations of News Corporation and subsidiaries under various guaranteed debt instruments (the “Guaranteed Debt Instruments”). Such guarantees, including those of the Company, represent contingent and not current obligations of the Company. The principal amount of indebtedness outstanding under such Guaranteed Debt Instruments at June 30, 2002 was approximately $8.7 billion. The Guaranteed Debt Instruments mature at various times between 2004 and 2096, with a weighted average maturity of over 20 years, and are generally not redeemable prior to maturity. The indentures governing the Guaranteed Debt Instruments limit the ability of News Corporation and its subsidiaries (including the Company) to subject their properties to liens. Certain Guaranteed Debt Instruments issued prior to March 1993 also may impose limitations on the ability of News Corporation and its subsidiaries, including the Company, to incur indebtedness in certain circumstances. The Guaranteed Debt Instruments also contain customary representations, warranties, covenants and events of default. Under the terms of the Guaranteed Debt Instruments, the holders thereof have the right to require News

Corporation to make an offer to repurchase the outstanding debt instruments in the event of a “Change of Control Triggering Event.” A Change of Control Triggering Event occurs when the Guaranteed Debt Instrument is downgraded below investment grade following a “Change of Control” of News Corporation or an announcement of an intended Change of Control (or in the event the Guaranteed Debt Instrument is not investment grade at such time, a reduction in the rating by one or more gradations). A Change of Control occurs when a person other than News Corporation, subsidiaries and certain affiliates of News Corporation and the Murdoch Family (as defined in the Guaranteed Debt Instruments) owns (i) 30% or more of the voting power of News Corporation’s common shares or (ii) if the Murdoch Family is the beneficial owner of more than 30% of such voting power of News Corporation, a percentage greater than that owned by the Murdoch Family. Certain Guaranteed Debt Instruments require any subsidiary of News Corporation which issues any guarantee for money borrowed in excess of $50 million to guarantee all outstanding and future senior indebtedness issued by News Corporation or its affiliates pursuant to the indentures governing the Guaranteed Debt Instruments.

The Company has also guaranteed the obligations of News Corporation and certain of its subsidiaries under the Revolving Credit Agreement. The Revolving Credit Agreement provides for borrowings of up to approximately $2.0 billion and expires on June 30, 2004. As of October 7, 2002, there were no borrowings outstanding under the Revolving Credit Agreement. The Revolving Credit Agreement contains certain covenants which, among other things, limit the ability of News Corporation and the Company to subject their properties to liens, to incur indebtedness, to make certain investments and to prepay certain indebtedness. News Corporation is also required to maintain certain financial covenants, calculated on a consolidated basis, including a leverage ratio, interest coverage ratio and fixed charge covenant ratio. The Revolving Credit Agreement also contains representations, warranties, covenants and events of default customary to senior unsecured credit facilities of similar size and nature.

In addition to the foregoing, the Company and its subsidiaries may from time to time in the future guarantee additional obligations of News Corporation and its subsidiaries.

Pursuant to the Master Intercompany Agreement, News Corporation has agreed to indemnify and hold the Company and its subsidiaries harmless from and against all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than the Company), which have been guaranteed by the Company or its subsidiaries.

Acquisition of Chris-Craft Industries, Inc. and Related Transactions

On July 31, 2001, News Corporation, through a wholly-owned subsidiary, acquired all of the outstanding common stock of Chris-Craft Industries, Inc. and its subsidiaries, BHC Communications, Inc. and United Television, Inc., (collectively, “Chris-Craft”). The consideration for the acquisition was approximately $2 billion in cash and approximately $3 billion in News Corporation American Depositary Receipts representing preferred limited voting ordinary shares (“ADRs”). Simultaneously with the closing of the acquisition, News Corporation transferred $3,432 million of net assets, constituting Chris-Craft’s ten television stations (the “Acquired Stations”) to the Company in exchange for 122,244,272 shares of the Company’s Class A Common Stock and net indebtedness of $48 million, thereby increasing News Corporation’s ownership in the Company from 82.76% to 85.25%. The Company assigned the licenses issued by the Federal Communications Commission for the Acquired Stations to its indirect subsidiary, Fox Television Stations, Inc., which became the licensee and controls the operations of the Acquired Stations. News Corporation acquired Chris-Craft and transferred to the Company the Acquired Stations in order to strengthen the Company’s existing television station business.

In October 2001, the Company exchanged KTVX-TV in Salt Lake City and KMOL-TV in San Antonio with Clear Channel Communications, Inc. for WFTC-TV in Minneapolis. In addition, on November 1, 2001, the Company exchanged KBHK-TV in San Francisco with Viacom Inc. for WDCA-TV in Washington, DC and KTXH-TV in Houston. In June 2002, the Company exchanged KPTV-TV in Portland, an Acquired Station, for Meredith Corporation’s WOFL-TV in Orlando and WOGX-TV in Ocala. All of the stations exchanged in the station swaps were Acquired Stations.

Acquisition of International Sports Programming, LLC

In December 2001, News Corporation acquired from Liberty Media Corporation (“Liberty”) its 50% interest in International Sports Programming Partners (“Fox Sports International”), in exchange for 3,673,183 ADRs valued at $115 million. Under the terms of the transaction, the Company purchased News Corporation’s acquired interest in Fox Sports International, which increased the Company’s ownership interest from 50% to 100%, in exchange for the issuance of 3,632,269 shares of the Company’s Class A Common Stock. As a result of this transaction, News Corporation’s equity ownership interest in the Company increased from 85.25% to 85.32%.

Ownership of Fox Television Holdings, Inc.

Mr. K. Rupert Murdoch, the Chairman and Chief Executive Officer of the Company and the Chairman and Chief Executive of News Corporation, owns all of the 7,600 outstanding shares of voting preferred stock of Fox Television Holdings, Inc. (“FTH”), a subsidiary of the Company, representing 76% of the voting power of such company. Through such ownership, Mr. Murdoch has voting control over subsidiaries which hold interests in the Fox Television Stations Group. The voting preferred stock of FTH has a par value of $760,000 and cumulative dividends at the rate of 12% per annum. The voting preferred stock is subject to redemption by the affirmative vote of the holder or holders of 66 2/3% of the issued and outstanding shares of common stock of FTH. All of the common stock of FTH, representing substantially all of the equity thereof, is owned by the Company.

PROPOSAL 2

INDEPENDENT PUBLIC ACCOUNTANTS

Ratification of Appointment of Independent Public Accountants

The Board of Directors has selected the firm of Ernst & Young LLP to audit the books and accounts of the Company for the fiscal year ending June 30, 2003. The firm of Ernst & Young LLP, independent public accountants, has audited the books and records of the Company for the fiscal year ended June 30, 2002.

Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Disclosure of Auditor Fees

A description of the fees billed to the Company by Ernst & Young LLP during the year ended June 30, 2002 is set forth below. The Audit Committee reviewed the non-audit services provided by Ernst & Young LLP during the fiscal year ended June 30, 2002, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

Audit Fees	$1,661,000
Financial Information Systems Design and Implementation	—
All Other Fees, principally tax consulting	250,000	(a)

Total Fees	$1,911,000

(a)	Approximately $169,000 of these fees relate to tax consulting work which was incurred prior to Ernst & Young’s appointment as the Company’s independent accountants.

Change of Independent Public Accountants

The Audit Committee annually considers and recommends to the Board of Directors the selection of the Company’s independent accountants. On April 16, 2002 the Company dismissed Arthur Andersen LLP as its independent auditors. The Audit Committee of the Company’s Board of Directors approved the dismissal of Arthur Andersen LLP and this action was ratified by the Company’s Board of Directors.

The reports of Arthur Andersen LLP on the Company’s financial statements for the fiscal years ended June 30, 2000 and June 30, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. Arthur Andersen LLP’s report on the Company’s financial statements for the year ended June 30, 2001 referenced the required change in the method of accounting for filmed entertainment costs.

During the fiscal years ended June 30, 2000 and June 30, 2001 and during the subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the fiscal years ended June 30, 2000 and June 30, 2001 and during the subsequent interim period, there were no reportable events (as defined in Item 304 (a) (1) (v) of Regulation S-K).

During the fiscal year ended June 30, 2002, aggregate fees billed by Arthur Andersen LLP, prior to their dismissal as the Company’s independent auditors, were approximately $1 million for work related to the audit of the Company’s financial statements for the fiscal year ended June 30, 2002, including reviews of quarterly unaudited financial statements and statutory audits of subsidiaries. In addition, the Company paid approximately $1.1 million for other services provided by Arthur Andersen LLP, related principally to tax compliance, employee benefit plan audits, acquisitions and related due diligence, and general accounting research. There were no fees billed to the Company by Arthur Andersen LLP during this period for financial information systems design and implementation. The Audit Committee reviewed the non-audit services provided by Arthur Andersen LLP during the fiscal year ended June 30, 2002, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

Simultaneously with the dismissal of Arthur Andersen LLP, the Audit Committee recommended the appointment of Ernst & Young LLP as the Company’s independent auditors and this action was approved by the Company’s Board of Directors.

During the years ended June 30, 2000 and 2001 and through the date of the Board’s decision, the Company did not consult Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or a reportable event as defined in Item 304 (a) (1) (v) of Regulation S-K.

The Board of Directors recommends that you vote in favor of the ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and Executive Officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, Directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equities are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of copies of reports furnished to the Company and upon representations made, the Company believes that during the fiscal year ended June 30, 2002, except for an untimely filing of a Statement of Changes of Beneficial Ownership of Securities by Christos M. Cotsakos relating to one transaction, all Section 16(a) filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended June 30, 2002 is being mailed to stockholders with this proxy statement.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company’s 2003 Annual Meeting of Stockholders must be received by the office of the Secretary of the Company at 1211 Avenue of the Americas, New York, New York 10036 no later than June 13, 2003, for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations. In addition, in order for nominations or other business to be properly brought before the Company’s 2003 Annual Meeting of Stockholders, stockholders must give timely notice thereof in writing to the Secretary of the Company at the Company’s offices not less than 45 or more than 75 days prior to the anniversary date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws of the Company define “public announcement” for these purposes, as disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner; and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

OTHER MATTERS

The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FOX ENTERTAINMENT GROUP, INC., 1211 AVENUE OF THE AMERICAS, NEW YORK, NY 10036.

FOX ENTERTAINMENT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS – NOVEMBER 21, 2002
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder in Fox Entertainment Group, Inc. (“Corporation”) hereby constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Arthur M. Siskind, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 21, 2002 at Citibank, N.A., 399 Park Avenue, 12th Floor, New York, New York, at 10:00 a.m., local time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE.

(Continued and to be signed and dated on the other side)

FOX ENTERTAINMENT GROUP, INC. P.O. BOX 11131 NEW YORK, N.Y. 10203-0131

Ñ DETACH PROXY CARD HERE Ñ

Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.	☒ Votes must be indicated (x) in Black or Blue ink

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

	To change your address, please mark this box.	☐
Nominees: K. Rupert Murdoch, Peter Chernin, Lachlan K. Murdoch, David F. DeVoe, Arthur M. Siskind, Christos M. Cotsakos and Thomas W. Jones.
*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)	To include any comments, please mark this box.	☐

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 2	FOR	AGAINST	ABSTAIN
2. Proposal to ratify Ernst & Young LLP as independent accountants.	☐	☐	☐

SCAN LINE

The above named proxies are granted the authority, in their discretion, to act upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Date	Share Owner sign here	Co-Owner sign here